As filed with the Securities and Exchange Commission on August 15, 2003

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________

WOLVERINE TUBE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	63-0970812 (I.R.S. Employer Identification No.)

200 Clinton Avenue West, Suite 1000
Huntsville, Alabama 35801
(Address, Including Zip Code, of Principal Executive Offices)
_______________

WOLVERINE TUBE, INC.
2003 EQUITY INCENTIVE PLAN
(Full Title of the Plan)
_______________

Johann R. Manning, Jr.
Senior Vice President, Fabricated Products and General Counsel
200 Clinton Avenue West, Suite 1000
Huntsville, Alabama 35801
(Name and Address of Agent for Service)

(256) 580-3960
(Telephone Number, Including Area Code, of Agent for Service)
_______________

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate	Amount of
To Be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee

Common Stock, par value $0.01	850,000	$4.65	$3,952,500	$320

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares of securities registered in this Registration Statement will be increased as a result of future stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457 of the Securities Act of 1933, as amended, the offering price is estimated solely for the purpose of determining the registration fee and is based on the average of the high and low prices of the common stock of Wolverine Tube, Inc. on August 11, 2003, as reported on the New York Stock Exchange.

INTRODUCTION
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX
EX-4 EQUITY INCENTIVE PLAN
EX-5 OPINION AND CONSENT
EX-23.1 CONSENT OF INDEPENDENT AUDITORS

INTRODUCTION

     Wolverine Tube, Inc. (“the Registrant”) is filing this Registration Statement on Form S-8 in order to register 850,000 shares of common stock, $0.01 par value per share (the “Common Stock”), to be offered or sold pursuant to the terms and conditions of the Wolverine Tube, Inc. 2003 Equity Incentive Plan, as amended (the “Plan”).

     A prospectus meeting the requirements of Part I of Form S-8 is not included in this Registration Statement but will be delivered to all participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 30, 2003 and June 29, 2003; and

(3)	The description of the Registrant’s Common Stock included in the registration statement on Form 8-A, filed with the Commission on July 7, 1993 (which incorporates by reference the description of the Registrant’s Common Stock set forth under the heading “Description of Capital Stock” in the registration statement on Form S-1 (Registration No. 33-65148) with an effective date of August 12, 1993, including amendments thereto), as supplemented by the rights registered in the registration statement on Form 8-A filed with the Commission on February 22, 1996.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

     For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s bylaws, agreement, vote or otherwise.

     Article Ninth of the Registrant’s Restated Certificate of Incorporation and Bylaws 33 and 34 of the Registrant’s Bylaws provide for indemnification (including expense advancement) of its directors, officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law. Pursuant to such Bylaws and as authorized by the Delaware General Corporation Law, the Registrant maintains directors’ and officers’ liability insurance policies. In addition, the Registrant has entered into indemnification agreements with its existing directors and intends to enter into similar agreements with certain of its officers and any director elected to the board in the future. These agreements establish contractual rights for the officers and directors to be indemnified by the Registrant to the fullest extent permitted by applicable law.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit	Description

4	Wolverine Tube, Inc. 2003 Equity Incentive Plan, as amended.
5	Opinion and consent of Balch & Bingham LLP.
23.1	Consent of Ernst & Young LLP, independent auditors.
23.2	Consent of Balch & Bingham LLP (included in Exhibit 5).
24	Power of Attorney of the officers and directors of the Registrant (contained within signature page).

Item 9. Undertakings.

     (1)  The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntsville, State of Alabama, on this 12th day of August, 2003.

WOLVERINE TUBE, INC.

By: /s/ Dennis J. Horowitz Dennis J. Horowitz Chairman, President and Chief Executive Officer

     Each person whose signature appears below hereby appoints Dennis J. Horowitz, James E. Deason and Johann R. Manning, Jr., and each of them singly, acting alone and without another, his or her true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all (1) amendments (including without limitation post-effective amendments) to this Registration Statement on Form S-8 or (2) additional Registration Statements which may be filed pursuant to General Instruction E to Form S-8 to register additional securities under the employee benefit plan named herein, as may be necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, which amendments or additional Registration Statements may make such other changes as the aforesaid attorney-in-fact executing the same deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Dennis J. Horowitz Dennis J. Horowitz	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	August 12, 2003

/s/ James E. Deason James E. Deason	Executive Vice President, Chief Financial Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	August 12, 2003

/s/ Chris A. Davis Chris A. Davis	Director	August 12, 2003

/s/ John L. Duncan John L. Duncan	Director	August 12, 2003

SIGNATURE	TITLE	DATE

Thomas P. Evans	Director

/s/ W. Barnes Hauptfuhrer W. Barnes Hauptfuhrer	Director	August 12, 2003

/s/ Gail O. Neuman Gail O. Neuman	Director	August 12, 2003

/s/ Jan K. Ver Hagen Jan K. Ver Hagen	Director	August 12, 2003

EXHIBIT INDEX

Exhibit	Description

4	Wolverine Tube, Inc. 2003 Equity Incentive Plan, as amended.
5	Opinion and consent of Balch & Bingham LLP.
23.1	Consent of Ernst & Young LLP, independent auditors.
23.2	Consent of Balch & Bingham LLP (included in Exhibit 5).
24	Power of Attorney of the officers and directors of the Registrant (contained within signature page).